EXHIBIT 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact: Neil Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: James R. Talevich Chief Financial Officer (949) 206-2700 www.iflo.com
I-Flow Reports Third Quarter Loss Of
$0.02 Per Share Versus A Loss of $0.08 Per Share A Year Earlier
Revenue Increased 43% To A Record $26.8 Million
Regional Anesthesia Sales Increased 46%
     LAKE FOREST, CALIFORNIA, October 27, 2005 . . . I-FLOW CORPORATION (NASDAQ:IFLO) today announced a net loss for the third quarter of 2005 of $488,000, or $0.02 per share, substantially improved from a net loss of $1,770,000, or $0.08 per share, for the third quarter of 2004 and a net loss of $645,000, or $0.03 per share, for the second quarter of 2005. Revenue for the third quarter of 2005 increased 43% to a record $26,795,000 from $18,688,000 for the third quarter of 2004, and was 11% ahead of the $24,183,000 reported for the second quarter of 2005. Regional Anesthesia sales increased 46% over last year’s third quarter, while revenue in the Company’s Oncology Infusion Services segment increased 66% versus the third quarter of 2004. Revenue losses due to hurricanes Katrina and Rita during the third quarter are estimated to be more than $500,000.
     Noting that the net loss for the third quarter of 2005 of $488,000 included stock-based compensation expense of $790,000, Chairman, President and Chief Executive Officer Donald M. Earhart said, “As we did in the second quarter, in the third quarter we once again exceeded our goal announced earlier in the year of achieving profitability, excluding stock-based compensation expense, by the fourth quarter of 2005. Because we estimate that the hurricanes reduced total revenues by more than $500,000 during the third quarter and we also recognized a $220,000 expense representing the estimated loss on infusion pumps missing or destroyed due to hurricane Katrina, our performance against our goal was a particularly noteworthy accomplishment. We continue to expect total revenue to grow by more than 40% for 2005 as a whole, and we expect that I-Flow will again be profitable, excluding stock-based compensation expense, in the fourth quarter.”
     Earhart added, “We are proud of our continued success in achieving an appropriate balance of rapid revenue growth, combined with an ever-improving bottom-line performance. Operating expenses remained under control in the third quarter, increasing at roughly half the rate of total revenue growth compared to the prior year quarter. The rate of increase in expenses associated with the hiring and development of our direct sales force and the funding of related investments required to implement the current phase of our strategic plan has slowed.
     “Our performance validates the strategy we have pursued aggressively for a number of years in our Regional Anesthesia business. We are focused on redefining recovery by establishing our proprietary ON-Q® family of products as the new ‘best practice’ for post-surgical pain relief and ultimately replacing narcotics as the standard of care. The market for narcotic-free relief of post-surgical pain is still early in its development and very under-penetrated, so this market continues to be an enormous long-term growth opportunity for I-Flow. Our direct sales force is increasingly experienced and productive. We are assisting our sales team through the introduction of new products, the continued support of independent third-party clinical studies, which have repeatedly demonstrated the benefits of ON-Q in an expanding number of applications, as well as with targeted co-marketing and advertising campaigns to increase consumers’ awareness of ON-Q in local markets and programs to facilitate insurance reimbursement and reduce reimbursement risk for our ON-Q products.
     “Our Oncology Infusion Services business unit also posted impressive results for the third quarter. We are optimistic about the future of this business based on the increasing number of office-based oncologists who now use electronic ambulatory infusion pumps to provide multiple-day infusions of chemotherapy drugs to patients at home.”
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I-Flow Reports Reduced Third Quarter Loss Of $0.02 Per Share Versus A Loss of $0.08 Per Share A
Year Earlier. Revenue Increased 43% To A Record $26.8 Million
October 27, 2005
Page Two
Recent Developments
•	I-Flow launched three unique product packages that are designed to make ON-Q more accessible for larger incision surgeries. The kits include tools for tunneling the ON-Q SoakerTM Catheter. Tunneling is an established surgical technique that I-Flow recently introduced for the placement of the ON-Q SoakerTM Catheter. Tunneling techniques enable surgeons to quickly place the catheter into deep tissues adjacent to large nerve roots for more effective pain control and to ensure the precisely targeted delivery of the local anesthetic. Tunneling, as opposed to placing the catheter in the wound helps mitigate any concern the surgeon may have about a foreign body in the surgical site. Tunneling techniques to place the ON-Q Soaker Catheter can be used in heart, chest, weight loss, plastic, spine, foot and surgeries unique to women, as well as in other procedures.

“I-Flow will make key educational tools available and provide individualized instruction for surgeons seeking to use the new tunneling techniques,” Earhart said. “With an emphasis on tunneling, as well as on our proprietary 10-inch ON-Q Soaker Catheter, these new kits contain all of the components necessary for surgeons to provide their patients with the best possible post-surgical pain relief following large-incision procedures.”

•	I-Flow signed several new contracts with managed care companies to provide reimbursement for the use of ON-Q where appropriate in ambulatory surgery centers (ASC) nationwide. Based on the number of total lives covered by these new contracts, which include a contract with leading preferred provider organization (PPO) MultiPlan, ON-Q will be available to 12.5 million more patients who may undergo outpatient surgery. Total ON-Q covered lives in the United States now number over 30 million. I-Flow estimates that surgeries performed in ambulatory surgery centers represent about 50% of ON-Q’s market opportunity.

“These new contracts show that insurance carriers and PPO networks are recognizing the positive value ON-Q delivers for their members,” Earhart said. “This is underscored by the momentum we’ve seen with respect to new contracts and the increasing number of covered lives in just the last few months, which helps to make the ASC business the fastest growing segment of our ON-Q franchise.”

•	Dr. Timothy Kremchek, medical director and chief orthopedic surgeon for the Cincinnati Reds, is transforming total knee replacement (TKR), once relegated to the hospital setting, by performing the procedure on an outpatient basis (a 23-hour or less stay). By including ON-Q PainBuster in his protocol to treat post-surgical pain, it is now possible for Dr. Kremchek to treat healthy patients needing TKR without subjecting them to extended hospital stays.

“ON-Q is labeled as significantly better than narcotics for post-surgical pain relief. With ON-Q, patients undergoing TKR can remain comfortable after surgery, enter rehabilitation quicker and get back to their normal lives faster. This outcome is ideal for the type of patients Dr. Kremchek treats — young, healthy and active — who cannot afford to delay their rehabilitation or prolong their recovery,” Earhart said.

“Outpatient surgery is growing. While orthopedic outpatient procedures are estimated to represent less than one third of total revenues to facilities and physicians for orthopedic surgeries, they account for half of the profits. Additionally, by using ON-Q in an ambulatory setting, surgeons can use I-Flow’s Third Party billing program to cover the cost of the device. Moving TKR out of the hospital is consistent with an overall shift of surgical procedures to ambulatory environments whenever possible. With more than 250,000 TKR surgeries performed each year in the U.S., the cost of these surgeries to the healthcare system could be decreased substantially with ON-Q while patient satisfaction would increase,” Earhart explained.

•	During the second quarter, I-Flow engaged Tulane University Health Sciences Center to conduct an animal study to evaluate the antimicrobial benefits of ON-Q. The study protocol had been initiated when flooding associated with hurricane Katrina rendered uninhabitable the facility where the animals were housed, effectively terminating the study. “We are working to secure an alternative site for this study and expect to have an announcement soon,” Earhart said.

•	I-Flow provided a grant to the not-for-profit National Women’s Health Resource Center (NWHRC) and is working with Dr. Susan Downey of the University of Southern California (USC) Keck School of Medicine in Los Angeles to launch an educational campaign to prepare women for surgery and ultimately help them redefine their recovery. Designed to convey the message that recovery begins before surgery even takes place, the campaign enhances patients’ relationships with their physicians by providing women with the right resources to ensure a safe, comfortable and speedy recovery.

•	I-Flow recently developed and tested a new program designed to demonstrate to hospital administrators the cost justification for using ON-Q in their facility. This new approach to selling, which I-Flow has dubbed econo-clinical selling, uses the facility’s existing cost accounting system to compare the actual costs to treat a patient with ON-Q versus a patient without ON-Q. The comparisons is based on the hospital’s own patients’ outcomes, and uses financial and clinical metrics that the hospital itself defines as significant. By analyzing data from up to four different surgical procedures, I-Flow has been able to demonstrate significant cost savings to specific hospitals when ON-Q is purchased and used routinely.
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I-Flow Reports Reduced Third Quarter Loss Of $0.02 Per Share Versus A Loss of $0.08 Per Share
A Year Earlier. Revenue Increased 43% To A Record $26.8 Million
October 27, 2005
Page Three
Third Quarter 2005 Results
     For the three months ended September 30, 2005, net revenue increased 43% to a record $26,795,000, compared to net revenue of $18,688,000 for the third quarter of 2004. Gross profit rose to 72% of revenue for the third quarter of 2005, compared to 71% for the same period of the prior year.
     Operating expenses for the third quarter of 2005 increased by 21%, or roughly half the rate of revenue growth, compared to the third quarter of 2004, primarily reflecting the ON-Q sales force expansion during the second half of 2004 and increased marketing expenses.
     The net loss for this year’s third quarter was $488,000, or $0.02 per share. This compares to a net loss for the third quarter of 2004 of $1,770,000, or $0.08 per share. This year’s third quarter included a $220,000 expense representing the estimated loss on infusion pumps missing or destroyed due to hurricane Katrina and a $571,000 expense related to a dispute with the State of Michigan concerning the Company’s potential liability for use taxes on purchases of infusion pumps for its InfuSystem subsidiary.
Nine Month Results
     For the nine months ended September 30, 2005, net revenue increased 47% to $73,719,000. This compares to net revenue of $50,024,000 for the first nine months of 2004. Gross profit rose to 73% of revenue for this year’s first nine months, compared to 69% for the same period of the prior year.
     The net loss for this year’s first nine months was $3,142,000, or $0.14 per share. This compares to a net loss of $4,774,000, or $0.24 per share, for the first nine months of 2004. The prior year period included a tax benefit of $2,830,000, equivalent to $0.14 per share, whereas no comparable tax benefit was recorded for the nine months ended September 30, 2005 due to the Company’s accounting for deferred income taxes. Without the tax benefit of $2,830,000, the loss in the prior year period would have been $0.38 per share.
Regional Anesthesia
     Sales in I-Flow’s Regional Anesthesia market segment, which includes the ON-Q® PainBuster® Post-Operative Pain Relief System, the ON-Q® C-bloc® Continuous Nerve Block System and the SoakerTM Catheter, increased 46% to $12,713,000 for the third quarter of 2005 compared to $8,735,000 for the same period of 2004. Lost Regional Anesthesia revenues due to hurricanes Katrina and Rita in the Gulf Coast region during the period are estimated to be $420,000. For the first nine months of 2005, Regional Anesthesia sales increased 64% to $35,995,000 from $21,969,000 for the same period of the prior year.
Oncology Infusion Services
     Revenue for I-Flow’s InfuSystem subsidiary increased 66% for the third quarter of 2005 to $8,641,000 from $5,212,000 for the prior year quarter. “Revenue in this business also was negatively affected by the hurricanes, but the impact was more than offset by the backlog of billings carried over from the second quarter and the segment’s continued strong growth,” Earhart said. Revenue increased 54% for the first nine months of 2005 to $21,444,000 from $13,951,000 for the first nine months of 2004.
Infusion Therapy
     Sales of IV Infusion Therapy products, which include the Company’s intravenous elastomeric pumps, mechanical infusion devices and disposables, increased 15% to $5,441,000 for the third quarter of 2005 versus $4,741,000 for the same period of 2004. For the first nine months of 2005, sales of IV Infusion Therapy products increased 15% to $16,280,000 from $14,104,000 for the same period of 2004.
Balance Sheet
     At September 30, 2005, I-Flow reported net working capital of approximately $53.4 million, including cash and equivalents and short-term investments of $31.5 million, no long-term debt and shareholders’ equity of $73.6 million. The decrease in cash and equivalents and short-term investments compared to December 31, 2004 included the purchase of $5.9 million of electronic infusion pumps by the Company’s InfuSystem subsidiary to support its rapidly growing rental business in the Oncology Infusion Services market.
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I-Flow Reports Reduced Third Quarter Loss Of $0.02 Per Share Versus A Loss of $0.08 Per Share A
Year Earlier. Revenue Increased 43% To A Record $26.8 Million
October 27, 2005
Page Four
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21264344, after 1:00 p.m. EDT.
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost-effective solutions for pain relief.
Regulation G
     The Company’s results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to the GAAP results, the Company has also provided additional information concerning its results, which includes financial measures not prepared in accordance with GAAP. The non-GAAP financial measures included in this press release exclude a tax benefit recorded in the nine months ended September 30 2004 or exclude stock-based compensation expense. The non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. The non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provide additional useful information concerning the Company’s operating performance. The Company has provided reconciling information in the text of this press release.
“Safe Harbor” Statement
     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: implementation of our direct sales strategy; the reimbursement system currently in place and future changes to that system; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with our management’s subjective judgment on compliance issues; competition in the industry; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(tables attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) ($ in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenues	$26,795	$18,688	$73,719	$50,024
Cost of sales	7,556	5,377	20,017	15,280

Gross profit	19,239	13,311	53,702	34,744

Costs and expenses:
Selling, general & administrative	19,108	15,564	55,264	40,627
Product development	639	743	1,934	2,013

Total expenses	19,747	16,307	57,198	42,640

Operating loss	(508)	(2,996)	(3,496)	(7,896)

Interest income, net	115	182	588	292

Operating loss before income taxes	(393)	(2,814)	(2,908)	(7,604)

Provision for income taxes (benefit)	95	(1,044)	234	(2,830)

Net loss	$(488)	$(1,770)	$(3,142)	$(4,774)

Net loss per share
Basic	$(0.02)	$(0.08)	$(0.14)	$(0.24)
Diluted	$(0.02)	$(0.08)	$(0.14)	$(0.24)

Weighted average shares
Basic	22,518	21,501	22,377	20,185
Diluted	22,518	21,501	22,377	20,185

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)($ in thousands)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
	2005	2004		2005	2004

ASSETS			LIABILITIES & EQUITY
Cash, Equivalents &			Current Liabilities	$12,730	$11,211
Short-term Investments	$31,492	$44,108
Accounts Receivable, Net	20,635	15,765
Inventories, Net	12,605	8,365
Prepaid Expenses &			Long-term Liabilities	—	—
Other Current Assets	1,373	921
Property, Plant & Equipment, Net	14,888	11,097
Other Assets	5,362	4,174	Shareholders’ Equity	73,625	73,219

Total	$86,355	$84,430	Total	$86,355	$84,430